Exhibit 99.1

Corteva Appoints Jennifer Johnson Chief Legal Officer

Cornel Fuerer to remain corporate secretary, transition to strategic advisor before retiring in 2026

Indianapolis, Ind., August 26, 2025 – Corteva, Inc. (NYSE: CTVA) announced today that it has appointed Jennifer Johnson as its new chief legal officer, effective September 15, 2025. As such, she will oversee the company’s global legal function and will join the company’s executive leadership team (ELT). She will succeed Cornel Fuerer, the company’s current chief legal and public affairs officer and corporate secretary, who will retain oversight for the public affairs function and continue as corporate secretary, transitioning these responsibilities to Johnson at the end of 2025. Fuerer will remain a member of the ELT, serving as strategic advisor, until his retirement in 2026 at a time yet to be determined.

Corteva Chief Executive Officer Chuck Magro said, “Jennifer’s impressive experience, coupled with her deep expertise in agriculture technology, make her a perfect fit for her new role as chief legal officer. The board and I are pleased to have Jennifer join our management team to help lead this company into its next chapter.”

Johnson formerly served as general counsel and corporate secretary of International Flavors and Fragrances (IFF), a Fortune 500 company and global leader in creating and manufacturing food ingredients, flavors, fragrances, and health and biosciences solutions. She led IFF’s global legal, sustainability and public affairs teams and advised on business-critical issues, including M&A, complex commercial transactions, shareholder activism, litigation, and investigations.

Johnson began her in-house legal career at DuPont in Johnston, Iowa, supporting the Pioneer business, and subsequently held leadership positions in the company’s legal team, primarily focusing on commercial, litigation, and intellectual property strategies for its nutrition and biosciences division. Earlier, Johnson was a partner at Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P., where she represented pharmaceutical and biotechnology companies in patent litigation. Johnson serves on the Advisory Board of the New York Botanical Garden. She previously served on the Board of Directors of the California Life Sciences Association and has taught biotechnology law at the University of California, Berkeley School of Law, as well as patent law and policy at Howard University School of Law. Johnson earned a Ph.D. in plant biology and a B.S. in genetics and plant biology from the University of California, Berkeley, and a J.D. from the University of Washington.

“I am delighted to return to my roots in agriculture technology to lead a world-class legal team and partner with the ELT and board – and I could not be prouder to do so with Corteva, a global leader dedicated to working alongside farmers to feed and fuel the world,” said Johnson.

Fuerer said, “It has been an honor to be part of the creation of Corteva and its legal and public affairs functions – but as proud as our past has been, I know this company is just getting started. I look forward to working with Jennifer to ensure a seamless transition.”

Magro added, “On behalf of the Board and the management team, I want to thank Cornel for his dedicated service to our company, his invaluable guidance to me and his many contributions to our employees and business. We look forward to continuing to call upon him in his new role.”

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About Corteva

Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com.

Media Contacts:

Bethany Shively

Phone: +1 804-866-2377

Email: bethany.shively@corteva.com